EXHIBIT 21
           SUBSIDIARIES OF REGISTRANT

                                                           Names under which
                                 Place of Incorporation      doing business


1.  Voice Systems Technology, Inc.    Delaware       Boston Communications Group

2.  Cellular Express, Inc.            Massachusetts  Boston Communications Group

3.  BCG Securities Corp.              Massachusetts  Boston Communications Group

4.  BCGII Foreign Sales Corp.         Barbados       BCGII Foreign Sales Corp.

5.  Wireless Roaming, Inc.            Delaware       Boston Communications Group

6.  BCGI Communications Corp.         Delaware      Boston Communications Group